Exhibit 10.92

Execution Copy

Activision Blizzard, Inc.

3100 Ocean Park Blvd.

Santa Monica, CA 90405

November 4, 2009

Mr. Michael Morhaime

31 Moon Shell

Newport Beach, CA  92657

Dear Michael:

Reference is made to your employment agreement dated as of December 1, 2007, as amended as of December 15, 2008 and March 31, 2009 (the “Employment Agreement”), between you and Vivendi Games, Inc. (“Vivendi”) related to your employment with Activision Blizzard, Inc. (the “Company”), and the Assignment and Assumption Agreement dated as of July 9, 2008 between Vivendi and the Company, pursuant to which the Company assumed Vivendi’s obligations under the Employment Agreement.  Capitalized terms used herein without definition shall have the meanings assigned to such terms under the Employment Agreement.  You and the Company hereby agree to amend certain provisions under the Employment Agreement, effective as of the dates designated below, as follows:

1.             Base Salary.  Effective as of January 1, 2010, Paragraph 3(a) of the Employment Agreement is hereby amended to delete the second sentence thereof (related to automatic annual increases in Base Salary) and to insert a new last sentence thereof to read as follows:

“Commencing as of January 1, 2010, your annual Base Salary rate shall be increased to $715,000.”

2.             Incentive Bonus Compensation.  Effective as of January 1, 2010, Paragraph 3(b) of the Employment Agreement is hereby amended to read as follows:

“Incentive Bonus Compensation.  You shall participate in the Company’s Management Incentive Plan as in effect from time to time or any successor thereto (the “MIP”), which shall operate as a performance-based compensation program pursuant to the Company’s 2008 Incentive Plan (or any successor plan thereto that is approved by the Company’s shareholders) (the “Incentive Plan”).  Your target bonus under the MIP for each fiscal year shall be not less than twenty seven percent (27%) of your Base Salary.  Any bonus earned under the MIP shall be based upon a weighted measurement of ten percent (10%) based upon achievement of the goals, criteria and performance of the Company and its subsidiaries, and ninety percent (90%) based upon achievement of goals, criteria and performance of Blizzard and such other goals as may be established by the Company (in each case, as measured against pre-established objectives), all in accordance with the terms and conditions of the MIP and the Incentive Plan.  Notwithstanding the foregoing, the target bonus level recited herein shall not serve as a limit on the amount of the bonus which you are entitled to earn and receive under the MIP, as the MIP shall permit you to earn and receive in the aggregate up to three (3) times the otherwise applicable target bonus level (subject to any additional limitations under the Incentive Plan).  You understand that your actual bonus under the MIP is not guaranteed compensation and is subject to the discretion of the Company and the terms of the MIP and the Incentive Plan.”

For the avoidance of doubt, your rights to receive annual incentive bonus compensation under the MIP in respect of the Company’s fiscal year ending December 31, 2009 shall remain as currently in effect under the Employment Agreement, without regard to this amendment.

3.             Holiday Bonus Compensation.  Effective as of January 1, 2010, the second sentence under Paragraph 3(c) of the Employment Agreement shall be amended to read as follows:

“Your target bonus under the Holiday Plan for each fiscal year shall be thirty-seven percent (37%) of your Base Salary; provided that in all events the total bonus paid to you under the Holiday Plan for any fiscal year shall not be less than eighteen-and-one-half percent (18.5%) of your Base Salary (the “Guaranteed Minimum Holiday Bonus”).”

For the avoidance of doubt, your rights to receive a Holiday Plan bonus in respect of the Company’s fiscal year ending December 31, 2009 shall remain as currently in effect under the Employment Agreement, without regard to this amendment.

4.             Enhanced Severance.  Effective as of January 1, 2010, Paragraph 3(n) of the Employment Agreement is hereby amended to read as follows:

“Enhanced Severance Compensation.  The Company hereby agrees that upon either (i) the termination of your employment by the Company without Cause or (ii) your termination of your employment for Good Reason (each, a “Qualified Separation”), the Company shall pay you an enhanced severance amount in cash in a single lump sum within thirty (30) days after such Qualified Separation, determined as set forth below pursuant to the applicable Qualified Separation event:

Calendar Year of Qualified Separation	Enhanced Severance Amount upon termination by the Company without Cause	Enhanced Severance Amount upon your termination for Good Reason
2010	$1,500,000	$300,000
2011	$1,500,000	$600,000
2012	$1,500,000	$900,000
2013	$1,500,000	$1,200,000
2014 or later (if applicable)	$1,500,000	$1,500,000

The enhanced severance amounts, if any, described in this Paragraph 3(n) shall be in addition to any termination benefits you may be entitled to receive under Paragraphs 4(g) and 4(h) hereof.”

5.             Adjustment to Regular Severance Benefits.  Effective as of the date hereof, Sub-clause (6) of Paragraph 4(g) of the Employment Agreement is hereby amended to insert the parenthetical below immediately following the words “an amount equal to the sum of the actual annual bonuses paid to you under the MIP and Holiday Plan for the year immediately preceding the year of termination”:

“(reduced, but not below zero, by $195,000 in the case of a termination prior to January 1, 2011)”

6.             Except as expressly set forth above, your Employment Agreement shall remain in full force and effect.

Very truly yours,

ACTIVISION BLIZZARD, INC.

	By:	/s/ George L. Rose
Name: George Rose
Title:

ACCEPTED AND AGREED:

/s/ Michael Morhaime
Michael Morhaime